Exhibit 10.34

NEW YORK STOCK EXCHANGE, INC.

CAPITAL ACCUMULATION PLAN

Effective as of January 1, 1998

New York Stock Exchange, Inc.
Capital Accumulation Plan

The New York Stock Exchange, Inc. Capital Accumulation Plan, effective as of January 1, 1998, is intended to provide supplemental retirement benefits to a select group of management and highly compensated employees of the New York Stock Exchange, Inc.

1.             DEFINITIONS.  For purposes of this Plan, the following definitions apply:

(a)           “Accumulation Account” means the individual account established by the NYSE for a Participant to which book entry contributions made to the Plan on behalf of a Participant and Earnings thereon shall be credited.

(b)           “Accumulation Benefits” means the vested portion of Accumulation Account.

(c)           “Beneficiary” means the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (the “SESP”) to receive his benefits under the SESP in the event of the Participant’s death.  If a Participant is not a participant under the SESP, the Participant’s Beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange and Subsidiary Companies Employee Savings Plan (the “Savings Plan”) to receive his benefits under the Savings Plan in the event of the Participant’s death.  If a Participant is not a participant under the SESP or the Savings Plan, the Participant’s Beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange, Inc. ICP Award Deferral Plan (the “ICP Plan”) to receive his benefits under the ICP Plan in the event of the Participant’s death.  If a Participant is not a participant under the SESP, the Savings Plan, or the ICP Plan, the Participant’s Beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the Participant’s estate.  In the event that two (2) or more persons are the Participant’s Beneficiary under the SESP, the Savings Plan, or the ICP Plan, as applicable, then each such person shall be entitled to receive payment under this Plan in the same proportion as the proportion of benefits such person is entitled to receive under the SESP, the Savings Plan, or the ICP Plan, as applicable.

(d)           “Board” means the Board of Directors of the NYSE.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Committee” means the Committee of at least two (2) individuals appointed by the Board for purposes of administering the Plan, or any successor committee.  If a Participant serves on the Committee, such Participant shall not be authorized to make any determinations or decisions with respect to his participation hereunder or with respect to payment of Accumulation Benefits to such Participant hereunder.

(g)           “Disability” means a total and permanent disability, as defined in Section 22(e)(3) of the Code, as determined by the Human Resources Policy and Compensation Committee of the Board.

(h)           “Earnings” means, for any Plan Year, earnings on amounts in the Accumulation Account computed in accordance with Section 4 hereof, and credited as a book entry to the Participant’s Accumulation Account.

(i)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)            “ICP” means the annual incentive compensation plan adopted by the NYSE, effective as of January 1, 1984, as amended from time to time.

(k)           “ICP Award” means the amount payable (or would have been paid if not for an election made pursuant to the New York Stock Exchange, Inc. ICP Award Deferral Plan to defer all or a portion of such amounts) under the ICP to a Participant pursuant to the terms of ICP.

(l)            “LTIP” means the NYSE Long Term Incentive Plan, effective as of April 4, 1996, as amended from time to time.

(m)          “LTIP Award” means the amount payable under the LTIP to a Participant pursuant to the terms of the LTIP.

(n)           “NYSE” means the New York Stock Exchange, Inc. and any successor by merger, consolidation, purchase or otherwise.

(o)           “Participant” means each of the employees set forth on Exhibit A hereto and any other employee who is designated as a Participant in this Plan by the Human Resources Policy and Compensation Committee of the Board.  An individual who was designated as a Participant in this Plan and has a balance in his Accumulation Account but who has incurred a Termination of Employment or has been designated as ineligible to continue to participate in the Plan shall not be eligible to have further book entry contributions made to his Accumulation Account pursuant to Section 5(a) herein.

(p)           “Performance Award” means the ICP Award and/or the LTIP Award.

(q)           “Plan” means the New York Stock Exchange, Inc. Capital Accumulation Plan.

(r)           “Plan Year” means the twelve (12) month period ending December 31.

(s)           “Qualifying Entity” means the Securities Industry Automation Corporation, the National Securities Clearing Corporation or The Depository Trust Company, and any of such entities’ subsidiaries designated by the NYSE as a Qualifying Entity.  An entity in which the NYSE possesses an ownership interest but which does not qualify as a Subsidiary under the Plan may be designated as a Qualifying Entity by the NYSE for the purpose or describing the occurrence of a Termination of Employment.

(t)            “Savings Plan” means the New York Stock Exchange and Subsidiary Companies Employee Savings Plan, as amended from time to time.

(u)           “Spouse” means a Participant’s legal spouse at the time of the Participant’s death.

(v)            “Subsidiary” means any corporation (other than the NYSE and any Qualifying Entity) in an unbroken chain of corporations beginning with the NYSE if, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w)           “Termination of Employment” means termination of employment as an employee of the NYSE, all Subsidiaries, and all Qualifying Entities for any reason whatsoever, including without limitation, Disability.  Notwithstanding the foregoing, a Termination of Employment shall not be deemed to occur if an employee transfers to, or otherwise immediately commences employment with, a Qualifying Entity or a Subsidiary until such employee incurs a Termination of Employment with the NYSE, all Subsidiaries (including, as provided in the next sentence, any former Subsidiaries) and all Qualifying Entities.  If a Subsidiary of the NYSE ceases to be a Subsidiary of the NYSE, an employee of such entity will not be deemed to incur a Termination of Employment solely as a result of such change in status unless and until the Committee determines, in its sole discretion, that such employee has incurred a Termination of Employment and when such Termination of Employment is deemed to have occurred.

2.             CONTRIBUTIONS AND AMOUNT OF ACCUMULATION BENEFITS

(a)           The NYSE shall make a book entry contribution to the Accumulation Account of each Participant in an amount equal to:

(i)                                     twenty-five percent (25%) of the total amount of the Participant’s ICP Award; and
(ii)                                  twenty-five percent (25%) of the total amount of the Participant’s LTIP Award.

The NYSE shall make such book entry contribution at such time as the applicable Performance Award is paid to the Participant.  Notwithstanding the foregoing, no book entry contribution shall be made to any Accumulation Account with respect to any Performance Award paid prior to the Effective Date of the Plan.

(b)           Earnings shall be credited to a Participant’s Accumulation Account as provided in Section 4 below.

3.             VESTING

(a)           A Participant shall become vested in his Accumulation Account based on his age while continuously employed by the NYSE, as follows:

AGE	% Vested
Younger than 50	0%
50 but younger than 51	10%
51 but younger than 52	20%
52 but younger than 53	30%
53 but younger than 54	50%
54 but younger than 55	70%
55 and older	100%

(b)           The Human Resources Policy and Compensation Committee of the Board, in its sole discretion, may vest a Participant in the Participant’s Accumulation Account with respect to any Participant who incurs a Termination of Employment at the initiation of the NYSE, as determined in the sole discretion of the Human Resources Policy and Compensation Committee of the Board.  Any vesting pursuant to this paragraph shall only be effective if made in writing.

(c)           Notwithstanding any other provision to the contrary, if any Participant shall die or incur a Disability while he is employed by the NYSE, the Participant’s entire interest in his Accumulation Account shall fully vest.

4.             MEASUREMENT OF EARNINGS

(a)           Earnings on the nonvested portion of a Participant’s Accumulation Account shall be computed using a rate of eight percent (8%) per annum.  The Committee may change the designated measuring alternative at any time as it may determine, in its sole discretion.  The Committee shall credit the Earnings computed under this Section 4(a), to the balance in each Participant’s Accumulation Account as of the last business day of each calendar month, or such other dates which are selected by the Committee in its sole discretion.

(b)           The measurement of Earnings on the vested portion of an Accumulation Account shall be selected by each Participant in writing, on a form prescribed by the Committee, from among the measuring alternatives offered by the Committee for the measuring of Earnings.  Each Participant may change the selection of his measuring alternatives for measuring of Earnings on Accumulation Benefits as of the beginning of any calendar month (or at such other times and in such manner as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee.  The Committee shall credit the Earnings computed under this Section, Section 4(b), to the balance in each Participant’s Accumulation Account as of the last business day of each calendar month, or such other dates as are selected by the Committee in its sole discretion, at a rate equal to the performance of the measuring alternatives selected by the Participant for the calendar month (or such other applicable period) to which such selection relates.

(c)           The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings factors and the election of measuring alternatives pursuant to this Section 4.

5.             PAYMENT OF ACCUMULATION BENEFITS

(a)           Within thirty (30) days following the date an employee is designated as a Participant, he may make an election regarding the form and timing of his future receipt of Accumulation Benefits from the Plan, which election shall be deemed to be valid and binding hereunder.  A Participant may elect to receive his Accumulation Benefits in the standard lump sum distribution form or in approximately equal annual installments, over a period as elected by the Participant but not in excess of ten (10) years, to commence as soon as administratively feasible following (i) his Termination of Employment (other than by reason of death) or (ii) the January 1 next following his Termination of Employment, as elected by the Participant at the time of such initial election.  The Accumulation Account of a Participant who elects to receive annual installment payments shall continue to be credited with Earnings until the final installment is paid.  If a Participant does not make an installment election, Accumulation Benefits shall be paid to him in a single lump sum as soon as administratively feasible after his Termination of Employment.

(b)           A Participant may make an election or change his existing election, on a form prescribed by and filed with the Committee, at any time at least one (1) year prior to his Termination of Employment, to receive his Accumulation Benefits in a lump sum or in approximately equal annual installments, over a period as elected by the Participant but not in excess of ten (10) years, and commencing as soon as administratively feasible following (i) his Termination of Employment (other than by reason of death) or (ii) the January 1 next following his Termination of Employment as the Participant elects.

(c)           If a Participant dies prior to receiving his total Accumulation Benefits, the unpaid portion of such Accumulation Benefits shall be paid to the Participant’s Beneficiary in a single lump sum, as soon as administratively feasible following the Participant’s death, provided, however, that the Participant shall have the right, in a writing filed with the Committee, to make elections, prior to his Termination of Employment, to have all or a portion of such Accumulation Benefits payable or remaining payable at his death to be paid to his Spouse (i) in approximately equal annual installments, over a period as elected by the Participant but not in excess of the lesser of ten (10) years or the remaining installments if the Participant is already receiving installments, and (ii) to commence as soon as administratively feasible following (i) his death or (ii) the January 1 next following his death, as elected by the Participant.  Such elections (or any election to revoke or change a prior election) must be made and filed with the Committee at least one year prior to the earlier of the Participant’s death or Termination of Employment, provided, however, that the initial election of an employee shall be binding if filed with the Committee prior to the end of the thirty (30) day period commencing on the date the employee first becomes a Participant.  If the Participant shall not have a Spouse at the time of his death, the unpaid portion of the Participant’s Accumulation Benefits shall be paid to the Participant’s Beneficiary in a single lump sum, as soon as administratively feasible following the Participant’s death.

6.             FORFEITURE

The Human Resources Policy and Compensation Committee of the Board may forfeit the benefits of a Participant (or his Beneficiary, if the Participant has died) under the Plan in the event that the Participant is discharged for willful, deliberate, or gross misconduct, or if such grounds exist at the time of the Participant’s Termination of Employment even if such Termination of Employment is for other reasons.  Such determination, and whether or not benefits shall be forfeited shall be determined by the Human Resources Policy and Compensation Committee of the Board in its sole discretion, based on the relevant facts and circumstances.

7.             CLAIMS PROCEDURE

(a)           The Committee shall be responsible for determining all claims for benefits under this Plan by the Participants or their Beneficiaries, in its sole discretion, based on the Plan documents.  Within ninety (90) days after receiving a claim (or within up to one hundred eighty (180) days, if the claimant is notified of the need for additional time, including notification of the reason for the delay), the Committee shall notify the Participant or Beneficiary of its decision in writing, giving the reasons for its decision if adverse to the claimant.  If the decision is adverse to the claimant, the Committee shall advise him of the Plan provisions involved, of any additional information which he must provide to perfect his claim and why, and of his right to request a review of the decision.

(b)           A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days after receipt of the decision.  The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments.

(c)           Within sixty (60) days after receiving a request for review (or up to one hundred twenty (120) days after such receipt if the Participant is notified of the delay and the reasons therefor), the Committee shall notify the claimant in writing of (i) its decision, (ii) the reasons therefor, and (iii) the Plan provisions upon which it is based.

(d)           The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.

(e)           The Committee shall have the full power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan documents and to decide any questions and settle all controversies that may arise in connection with the Plan.  The Committee’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee, including any valuation of the Accumulation Benefits, any determination under this Section 7, or the amount of the payment to be made hereunder, shall be based on the Plan documents and shall be final, binding and conclusive on all persons.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.  To the extent that a form prescribed by the Committee to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee pursuant to the authority granted to the Committee under the Plan.

8.             CONSTRUCTION OF THE PLAN

This Plan is “unfunded” and Accumulation Benefits payable hereunder shall be paid by the NYSE out of its general assets.  Participants and their Beneficiaries shall not have any interest in any specific asset of the NYSE as a result of this Plan.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the NYSE, the Committee, and the Participants, their Beneficiaries or any other person.  Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the NYSE and no person other than the NYSE shall by virtue of the provisions of this Plan have any interest in such funds.  To the extent that any person acquires a right to receive payments from the NYSE under this Plan, such right shall be no greater than the right of any unsecured general creditor of the NYSE.  The NYSE may, in its sole discretion, establish a “rabbi trust” to pay Accumulation Benefits hereunder.

9.             LIMITATION OF RIGHTS

Nothing contained herein shall be construed as conferring upon an employee the right to continue in the employ of the NYSE as an employee or in any other capacity or to interfere with the right of the NYSE to discharge him at any time for any reason whatsoever.

10.          PAYMENT NOT SALARY

Any Accumulation Benefits payable under this Plan or any book entry made to an Accumulation Account shall not be deemed salary or other compensation to the employee for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of the NYSE maintained for the benefit of its employees.

11.          SEVERABILITY

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

12.          WITHHOLDING

All payments under this Plan shall be subject to the withholding of such amounts relating to federal, state or local taxes as the NYSE may reasonably determine it should withhold based on applicable law or regulations.

13.          ASSIGNMENT

The Plan shall be binding upon and inure to the benefit of the NYSE, its successors and assigns and the Participants and their Beneficiaries, heirs, executors,

administrators and legal representatives.  In the event that the NYSE sells or transfers all or substantially all of the assets of its business or all or substantially all of the assets of a division and, in either event, the acquiror of such assets assumes the obligations hereunder with regard to a Participant, the NYSE shall be released from any liability imposed herein and shall have no obligation to pay or provide any benefits payable hereunder with regard to such Participant.

14.          NON-ALIENATION OF BENEFITS

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

15.          GOVERNING LAW

To the extent legally required, the Code and ERISA shall govern this Plan, and, if any provision hereof is in violation of any applicable requirement of the Code or ERISA, the NYSE reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

16.          AMENDMENT OR TERMINATION OF PLAN

The Board (or a duly authorized committee thereof), or a person designated by the Board may, in his or its sole and absolute discretion, amend this Plan from time to time and at any time in such manner as he or it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) or a person designated by the Board may, in its sole and absolute discretion, terminate the Plan for any reason or no reason from time to time and at any time in such manner as it deems appropriate or desirable.  No amendment or termination shall reduce or terminate the then vested benefit of any Participant or Beneficiary.  Upon an amendment or termination, the NYSE shall not be required to distribute a Participant’s accrued Accumulation Benefits prior to the Participant’s Termination of Employment, but, in the event of a termination of the Plan, may do so in a lump sum at the discretion of the NYSE.

17.          NON-EXCLUSIVITY

The adoption of this Plan by the NYSE shall not be construed as creating any limitations on the power of the NYSE to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

18.          GENDER AND NUMBER

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

19.          HEADINGS AND CAPTIONS

The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

20.          INTERPRETATION OF THE PLAN

The Committee shall have the authority to adopt, alter or repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan.

21.          EFFECTIVE DATE

The Plan shall be effective as of January 1, 1998.

22.          ENTIRE AGREEMENT

This Plan, along with the Participants’ elections hereunder, constitutes the entire agreement between the NYSE and the Participants pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein.  No agreements or representations, other than as set forth herein, have been made by the NYSE with respect to the subject matter herein.

IN WITNESS WHEREOF, the NYSE has caused this Plan to be executed this 16th day of April, 1998.

NEW YORK STOCK EXCHANGE, INC.

By:	/s/ KEITH R. HELSBY

Title:	Sr. Vice President, Finance